Exhibit 10.11

Barton Oaks Plaza One

Austin, Texas

OFFICE LEASE

BETWEEN

BARTON OAKS OFFICE CENTER, LLC

(“LANDLORD”)

AND

AEGLEA DEVELOPMENT COMPANY, INC.

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULA TIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	PARKING AGREEMENT

i

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company (“Landlord”), and AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building commonly known as Barton Oaks Plaza, Building One, and located at 901 MoPac Expressway South, Austin, Texas.

B. “Rentable Square Footage of the Building” is agreed and stipulated to be 99,404 square feet.

C. “Premises”: The area shown on Exhibit A-1to this Lease. The Premises are located on floor two (2) of the Building and known as suite number 250. The “Rentable Square Footage of the Premises” is deemed to be 5,771 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D. “BaseRent”:

Period (in Lease Months)	Annnal Rate Per Square Foot	Monthly Base Rent
1 to 12	$23.50	$11,301.54
13 to 24	$24.21	$11,642.99
25 to 36	$24.93	$11,989.25

As used herein, a “LeaseMonth” means a period of time commencing on the same numeric day as the Commencement Date and ending on (but not including) the day in the next calendar month that is the same numeric date as the Commencement Date; provided, however, that if the Commencement Date does not occur on the first day of a calendar month, then the first (!st) Lease Month shall be extended to end on the last day of the first (1st) full calendar month following the Commencement Date, Tenant shall pay Base Rent during the resulting partial calendar month at the same rate payable for the first (!st) Lease Month (prorated based on the number of days in such partial calendar month), and the succeeding Lease Months shall commence on the first day of each calendar month thereafter.

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F. “Term”: The period of approximately thirty-six (36) months starting on the Commencement Date, subject to the provisions of Article 3.

G. “Estimated Commencement Date”: February 1, 2015, subject to adjustment, if any, as provided in Section 3.A and the Work Letter.

H. “Guarantor(s)”: Any person or entity who agrees to guarantee the obligations of the Tenant under this Lease. As of the date of this Lease, there are no Guarantors.

I. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

J. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

K. “Normal Business Hours”: 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

L. “Notice Addresses”:

Tenant: On or after the Commencement Date, all notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Aeglea Development Company, Inc. 815 Brazos, Suite 101A Austin, Texas 78701-2562 Attn: David Lowe Phone #: Fax #:

Landlord:

Barton Oaks Office Center, LLC c/o MIG Real Estate 660 Newport Center Drive Suite 1300 Newport Beach, CA 92660 Attn: Director of Asset Management	Landlord’s address for payment of Rent: Barton Oaks Office Center, LLC c/o PM Realty Group, LP 18201 Von Karman Avenue, Suite 500 Irvine, CA 92612 Attention: Kari Blevins

With a copy to:

Barton Oaks Office Center, LLC c/o TIG Real Estate Services, Inc. 901 South Mopac Expressway Barton Oaks Plaza IV, Suite 285 Austin, TX 78746

M. “Security Deposit”: $53,756.86 (see Article 6 of this Lease).

N. “Other Defined Terms”: In addition to the terms defined above, an index of some of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.F
Alterations	9.C(1)
Anti-Terrorism Laws	31.O
Approved Construction Documents	EXHIBIT D
Bankruptcy law	11.E
Cable	9.A
Change Order	EXHIBIT D
Claims	13
Code	31.N
Commencement Date	3.A
Common Areas	2
Completion Estimate	16.B
Construction Documents	EXHIBIT D
Cost Overruns	EXHIBIT D
Costs of Reletting	19.B(2)
ERISA	31.N
Expiration Date	3.A
Force Majeure	31.C
Hazardous Materials	30
Hourly HVAC Charge	7.A(2)
Interruption Notice	7.B
Landlord Parties	13
Landlord Termination Date	11.B
Landlord Work	3.A
Landlord’s Rental Damages	19.B(2)
Leasehold Improvements	29
Minor Alteration	9.C(1)
Monetary Default	18.A

Mortgage	25
Mortgagee	25
Notice	27
OE Payment	4.B
Operating Expenses	4.D
Parking Facilities	EXHIBIT E
Permitted Transfer	11.F
Permitted Use	5.A
Prohibited Persons	31.O
Property	2
Provider	7.C
Real Estate Taxes	4.D(5)
Relocation Notice	23
Rent	4.A
Service Failure	7.B
Sign	EXHIBIT B
Substantially Complete	EXHIBIT D
Substitute Premises	23
Taking	17
Tenant Delay	EXHIBIT D
Tenant Parties	13
Tenant’s Information	EXHIBIT D
Tenant’s Property	14.A(2)
Tenant’s Removable Property	29
Time Sensitive Default	18.B
Transfer	11.A
USA Patriot Act	31.O
Work Letter	3.A

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, elevators, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). As used herein, “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.F (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.F) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which Landlord delivers the Premises to Tenant with the Landlord Work (defined below) Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date on which Tenant first occupies the Premises for the conduct of its business therein. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, or for any other reason, such delay shall not be a default by

Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date and the Expiration Date, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”) attached as Exhibit D.

B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, (2) any defects in the Landlord Work of which Tenant notifies Landlord within 180 days after the Commencement Date, and (3) Landlord’s repair and maintenance obligations hereunder. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE PREMISES ON THE COMMENCEMENT DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE PREMISES OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THIS LEASE. The foregoing shall not reduce or otherwise affect Landlord’s express repair and maintenance obligations under this Lease.

C. Early Access. Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises shall be permitted only with the prior written consent of Landlord. Early access to the Premises shall be subject to all of the terms and conditions of this Lease; provided that Tenant shall not be required to pay Rent (defined in Section 4.A) during such early access period. Notwithstanding the foregoing, provided such access does not unreasonably interfere with the Landlord Work, Landlord shall permit Tenant to have early access to the Premises approximately two (2) weeks prior to the Commencement Date for the sole purpose of installing furniture, equipment or other personal property, and except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Base Rent and the OE Payment (defined in Section 4.B) for any days of such early access. Notwithstanding the foregoing, if Tenant begins to conduct business in the Premises during such early access period, the date Tenant begins conducting business shall thereupon be deemed the Commencement Date, and Base Rent and the OE Payment shall thereupon commence.

4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction (except as otherwise expressly set forth herein), the total amount of Base Rent, Tenant’s Pro Rata Share of the Operating Expenses (defined in Section 4.D) and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and the OE Payment (defined in Section 4.B) shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent and the OE Payment for the first (1st) Lease Month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and the OE Payment for the month shall be prorated on a daily basis based on a 365 day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Payment of Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the Operating Expenses (the “OE Payment”) for each calendar year during the Term. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the OE Payment for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Landlord’s estimate of the OE Payment for such calendar year. If Landlord determines that its good faith estimate of the OE Payment was incorrect, Landlord may provide Tenant with a revised good faith estimate. After its receipt of the revised good faith estimate, Tenant’s monthly payments shall be based upon the revised good faith estimate. If Landlord does not provide Tenant with a good faith estimate of the OE Payment by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent good faith estimate(s) until Landlord provides Tenant with the new good faith estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect good faith estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay the OE Payment as provided herein shall survive the expiration or earlier termination of this Lease.

C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and the OE Payment for such calendar year. If the estimated OE Payment actually paid by Tenant for such calendar year is more than the actual OE Payment for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated OE Payment actually paid by Tenant for the prior calendar year is less than the actual OE Payment for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses and the OE Payment, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property, including Landlord’s personal property used in connection with the Property and including without limitation all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property (subject to paragraph (9) below), including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative and management fees and expenses, including fees and expenses for accounting, auditing, legal, information and other professional services (except for such fees and expenses incurred in connection with negotiating or enforcing any leases); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management; provided, however, in no event shall management fees exceed five percent (5%) if the gross revenue of the Property for such year.

(3) Janitorial service; window cleaning; waste disposal; and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5) “Real Estate Taxes”, which shall mean (i) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (ii) all personal property taxes for the Building’s personal property which are owned by Landlord and used in connection with the operation, maintenance and repair of the Property, including license expenses, (iii) all franchise taxes and all sales, use and other taxes (excluding state and/or federal income tax) now or hereafter imposed by any governmental authority upon rent received by Landlord or revenue from the Property (provided that for the purposes of calculating the taxes under this part (iii), the Property shall be treated as the only property used for the computation of such taxes), and (iv) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants). Estimates of Real Estate Taxes for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the Real Estate Taxes. Real Estate Taxes hereunder are those accrued with respect to such calendar year, as opposed to the Real Estate Taxes paid or payable for such calendar year. Notwithstanding anything to the contrary contained herein, Real Estate Taxes shall not include Landlord’s estate, excise, income, excess profits, inheritance, succession, grantor’s, recordation, transfer, or other taxes imposed on or measured by the net income of Landlord from the operation of the Property (except to the extent provided in subsection (iii) above), and shall not include any interest or penalties for late payment of taxes.

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)), but only to the extent that such compliance related to Laws that are amended, become effective, or are interpreted or enforced differently, after the Commencement Date; and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting Real Estate Taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s reasonable costs actually incurred).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws but only to the extent that such compliance is related to Laws that are amended, become effective, or are interpreted or enforced differently, after the Commencement Date; (b) to provide or maintain Building standards (other than Building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Capital expenditures shall be amortized on a straight-line basis on a over the useful life of the capital item at an interest rate reasonably determined by Landlord.

(10) The cost of all utilities for the Property, including without limitation water, sewer, power, fuel, heating, lighting, air conditioning and ventilation, as well as the cost of changing utility providers and the sales, use, excise and other taxes assessed by governmental authorities on such utility services.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above Building standard and which are separately reimbursable directly to Landlord in addition to the OE Payment.

(3) Repairs, replacements and general maintenance paid by insurance proceeds (or which would have been paid by insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease), condemnation proceeds, another tenant (except as a component of operating expenses), or a responsible third party.

(4) Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(6) Interest or principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness, or any ground lease payments.

(7) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(8) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(9) Costs of purchasing any art work (such as sculptures or paintings) used to decorate the Building.

(10) Costs of correcting defects in the original construction or any renovation of the Building.

(11) Compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord which customarily sell products or services to the public, including tenants of the Building.

(12) Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses.

(13) Landlord’s general overhead and general administrative expenses except to the extent permitted in Section 4.D(2), including any costs incurred related to maintaining Landlord’s existence as an entity.

(14) Overtime and other costs of performing work which is required to be performed by Landlord at Landlord’s sole cost and expense.

(15) Salaries of officers and executives of Landlord above the level of Property manager, except to the extent permitted in Section 4.D(2).

(16) Costs relating to disputes between Landlord and a specific tenant of the Building.

(17) The cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost.

(18) Any fees paid to parties related to, or affiliated with, Landlord to the extent the cost of same is not generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(19) Political contributions, charitable contributions, contributions to civic organizations, entertainment charges (except for entertainments made available to all of the Building tenants), and other similar expenses.

(20) Payments for rented equipment, the cost of which would constitute a capital expenditure not permitted hereunder if the equipment were purchased, except equipment which is used in providing janitorial services and which is not affixed to the Building or during repairs to the Building.

(21) Any late fees or fines for non-compliance with Laws applicable to the Building or due to late payment of taxes, utility bills or other such costs.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to the entire Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to the entire Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Tenant’s Audit Right. Tenant may, within 120 days after receiving Landlord’s reconciliation statement of the Operating Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for the calendar year which is covered by the reconciliation statement. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If Tenant retains an agent to review Landlord’s records, the agent must be a licensed CPA or with a CPA firm and shall not be compensated on a contingency fee basis. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 45 days after the records are made available to Tenant, Tenant shall have the right to give Land lord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 45 day period or fails to provide Landlord with a Review Notice within the 120 day period described above, Tenant shall he deemed to have approved Landlord’s statement of Operating Expenses and shall be barred from raising any claims regarding the Operating Expenses for that year. If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment(s) of Rent in the amount of the overpayment by Tenant or, if no further Rent is due, refund the overpayment directly to Tenant within 30 days after determination. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days after such determination. The records obtained by Tenant and its agent shall he treated as confidential and each shall execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including the OE Payment. Notwithstanding the foregoing, Tenant shall not be entitled to conduct such an audit if Tenant is in default under this Lease beyond the expiration of any applicable notice and cure period.

5. Tenant’s Use of Premises.

A. Permitted Use. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. The following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; operating of a data processing business, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would overburden any of the Building Systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building) or otherwise interfere with the operation of the Property. Subject to the terms and conditions of this Lease, including without limitation, the Building rules and regulations set forth on Exhibit B attached hereto, Tenant, its permitted assigns and subtenants, and their respective employees, licensees and guests, shall have access to the Building and the Premises at all times, 24-hours per day, every day of the year. Landlord will provide Tenant with a reasonable amount of space (if necessary) in Building risers and on the second (2nd) floor of the Building for the installation of Cable for Tenant’s use in the Premises.

B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises (including without limitation all Alterations installed by Tenant) and the use of the Common Areas. Without limiting the foregoing, Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall, as an Operating Expense (to the extent permitted under Article 4 above), be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building and the exterior areas of the Property (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents (as defined in Exhibit D)

or any plans and specifications for any Alterations (hereinafter defined) comply with ADA requirements, including submission of the Approved Construction Documents or the plans and specifications for any other Alterations for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Tenant, within 20 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Notwithstanding anything to the contrary contained herein, Landlord, at its expense (subject to reimbursement pursuant to Article 4 above, if and to the extent permitted thereby), shall comply with all applicable Laws to the extent the same apply directly to the structural elements of the Building, including the Premises except to the extent such compliance is necessitated as a result of Tenant’s Alterations or specific use of the Premises (as opposed to general office use), the Building Systems, the Common Areas of the Property as a whole, and any other portions of the Building located outside of Premises, including, without limitation, telecommunications rooms and mechanical and electrical rooms and closets. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time; provided that such modifications shall not materially reduce Tenant’s rights, or materially increase Tenant’s obligations, under this Lease or materially interfere with Tenant’s use of the Premises for the Permitted Use. Such rules and regulations will be applied in an equitable manner as determined by Landlord and Landlord shall not discriminate against Tenant in enforcement of such rules and regulations. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not discriminate against Tenant in enforcement of the Building rules and regulations. In the event of any conflict between any such rules and regulations (or modifications thereto) and this Lease, the latter shall control.

C. Tenant’s Security Responsibilities. Tenant shall (I ) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. Security Deposit. Tenant will pay Landlord on the date this Lease is executed by Tenant the Security Deposit set forth in Section 1.M as security for the performance of the terms hereof by Tenant. Tenant shall not be entitled to interest thereon and Landlord may commingle such Security Deposit with any other funds of Landlord. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. If Tenant is in default with respect to any provision of this Lease beyond any applicable cure period, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including, without limitation, costs and attorneys’ fees incurred by Land lord to recover possession of the Premises. After any such application of any portion of the Security Deposit, Tenant shall pay to Landlord, immediately upon demand, the amount so applied so as to restore the Security Deposit to its original amount. The Security Deposit, less any amounts retained by Landlord pursuant to this Article 6, shall be returned to Tenant within thirty (30) days after the Expiration Date and otherwise in accordance with all applicable Laws. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that Landlord and its successors and assigns shall not be bound by any such actual or attempted assignment or encumbrance. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or any part of the balance thereof. Notwithstanding the foregoing, provided that Tenant is not in default under this Lease beyond any applicable cure period as of the effective date of any reduction in the Security Deposit, the Security Deposit shall be reduced to the following amounts: (i) $35,837.91 effective as of the last day of Lease Month 12, and (ii) $17,918.95 effective as of the last day of Lease Month 24. If Tenant is in default under this Lease beyond any applicable cure period as of the effective date of any such reduction (or on the date Landlord would otherwise return the amount of the reduction as provided above), then the Security Deposit shall remain in place without reduction. Landlord shall return any excess Security Deposit held by Landlord pursuant to the foregoing provisions of this Article 6 within thirty (30) days after the effective date of any reduction. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee. Landlord’s obligation to return the Security Deposit in accordance with this Article 6 shall survive the expiration or earlier termination of this Lease.

7. Services to be Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1) Water service for use in the lavatories on each floor on which the Premises are located, and for use in the Premises, including any kitchenettes located therein (provided that Tenant shall be responsible for any improvements necessary to bring the water to the Premises).

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building and which are comparable with that provided in other office buildings comparable to the Building in the southwest Austin submarket. Tenant, upon notice given no later than 3:00 p.m. on the Business Day preceding the day for which HVAC service is requested, and subject to the capacity of the Building Systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $35.00 per operating hour per floor (the “Hourly HVAC Charge”), with a two hour minimum charge. Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, based upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3) Maintenance and repair of the Property as described in Section 9.B.

(4) Janitorial service five days per week (excluding Holidays) which are comparable with that provided in other office buildings comparable to the Building in the southwest Austin submarket. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

Landlord agrees that the above described services and the maintenance of the Building and its components, including, without limitation, the Common Areas, shall be not less than the services and maintenance standards provided to other comparable buildings in the southwest Austin submarket, taking into account, the age and size of such buildings.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment. Notwithstanding the foregoing, if: (i) Landlord ceases to furnish any service described in Section 7.A(1), (2), (5) or (6) in the Premises and Common Areas necessary for use of the Premises for a period in excess of 5 consecutive Business Days after Tenant notifies Landlord of such cessation (the ‘‘Interruption Notice”; (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Article 16 shall control); (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, the Premises or a material portion thereof, is rendered untenantable and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the 6th consecutive Business Day of such cessation and ending on the day when the service in question has been restored. In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement reasonably acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes. Without limiting the generality of the foregoing, in the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications Provider whose equipment is not then servicing the Building, no such Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and which approval shall include, without limitation, approval of the plans and specifications for the installation of the lines and/or other equipment within the Building. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the Provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the Provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the Provider, the Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Provider; (iii) the Provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to repairs and Alterations as described in Article 9 of this Lease; (iv) Landlord determines that there is sufficient space in the Building for the placement of all of the Provider’s equipment and materials; (v) the Provider agrees to abide by Landlord’s requirements, if any, that the Provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the Provider such compensation as is determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the Provider’s equipment, for the fair market value of a Provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the Provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the Provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license agreement between Landlord and the Provider, the form and content of which are reasonably satisfactory to Landlord.

8. Use of Electrical Services by Tenant.

A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish Building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar electrical consumption. For purposes hereof, Building standard electrical shall mean 4.0 watts of low voltage power on a connected load basis per rentable square foot in the Premises. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C. Submetering. If Tenant’s consumption of electrical services is in excess of Building standard use levels, Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant’s expense. If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 10% of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D. Excess Electrical Service. Tenant’s use of electrical service shall not exceed Building standard levels in voltage, rated capacity, use beyond Normal Business Hours or overall load. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs. In the event the item requiring repair by Tenant hereunder is covered by a warranty, Tenant may utilize the contractor providing such warranty in order to perform such repairs, subject to Landlord’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). In such event and upon Tenant’s written request, Landlord shall assign to Tenant on a non-exclusive basis, any warranties provided to Landlord relating to any such item requiring repair, to extent assignable.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (I) structural elements of the Building, including, without limitation, exterior and load-bearing walls, any other load-bearing elements, slab floors and foundations; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally (including the Premises) (collectively, the “Building Systems”); (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building, including the Premises; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Article 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Landlord agrees to cause the repairs and replacements to be effected in compliance with all applicable Laws.

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance (which consent shall not be unreasonably withheld, conditioned, or delayed). However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises, (e) does not require a building permit, and (f) the cost of the Alteration does not exceed $10,000.00 in the aggregate.

(2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications (provided, however, Tenant shall not be required to furnish plans and specifications for Minor Alterations); names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building Systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building. All Alterations shall be performed after Normal Business Hours, unless Landlord specifically consents to any work being performed during Normal Business Hours, which consent Landlord may withhold in its sole discretion. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for reasonable out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days after completion of the Alterations, except for Minor Alterations, Tenant shall furnish “as-built” plans, completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against, and any increases in Real Estate Taxes as a result of, any personal property or trade or other fixtures placed by Tenant in or about the Premises and any Alterations constructed in the Premises by or on behalf of Tenant. In the event Landlord pays any such additional taxes or increases, Tenant will, within I 0 days after Landlord’s written demand, together with substantiating proof of such additional taxes or increases, reimburse Landlord for the amount thereof.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Subject to the terms of this Article 10, Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with at least twenty-four (24) hours’ prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises and such work does not materially and adversely interfere with Tenant’s use of the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. In connection with any such entry, Landlord shall use commercially reasonable efforts not to interfere with the operations and normal office routine of Tenant. Tenant may, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry (except in the event of emergency), provided that such representative of Tenant does not interfere with or delay Land lord in exercising its rights or satisfying its obligations hereunder.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, except for Permitted Transfers, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer (other than a collateral assignment). Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1)the proposed transferee is a governmental organization, or Landlord is otherwise actively engaged in lease negotiations with the proposed transferee for other premises in the Property; (2) any uncured event of default exists under this Lease; (3) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (4) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (5) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (6) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates; (7) the character of the business to be conducted within the Premises by the proposed subtenant or assignee is likely to substantially increase the expenses or costs of providing Building services, or the burden on parking, existing janitorial services or elevators in the Building, or (8) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer; provided, however, Landlord shall not have the right to terminate the portion of the Premises Tenant desires to sublease if such portion, together with all other portions of the Premises previously subleased, does not exceed 1,000 rentable square feet. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer (including without limitation any Permitted Transfer) release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1,000 for Landlord’s review of any requested Transfer (including any Permitted Transfer), provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,000, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 10 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. Assignment and Bankruptcy.

(1) Assignments after Bankruptcy. If, pursuant to applicable bankruptcy law (as hereinafter defined), Tenant (or its successor in interest hereunder) is permitted to assign this Lease in disregard of the restrictions contained in this Article 11 (or if this Lease shall be assumed by a trustee for such person), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee, including (i) the source of payment of Base Rent, OE Payment and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one (I ) year’s Base Rent, OE Payment and other Rent then reserved hereunder for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the Term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with the generally accepted accounting principles, equal to at least ten (10) times the aggregate of the Base Rent reserved hereunder); and (ii) that the use of the Premises shall be in accordance with the requirements of Article 5 hereof and, further, shall in no way diminish the reputation of the Building or impose any additional burden upon the Building or increase the services to be provided by Landlord. If all defaults are not cured and such adequate assurance is not provided within 60 days after there has been an order for relief under applicable bankruptcy law, then this Lease shall be deemed rejected, Tenant or any other person in possession shall immediately vacate the Premises, and Landlord shall be entitled to retain any Base Rent, OE Payment, and any other Rent, together with any Security Deposit previously received from the Tenant, and shall have no further liability to Tenant or any person claiming through Tenant or any trustee. For purposes hereof, “bankruptcy law” shall mean the federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law.

(2) Bankruptcy of Assignee. If Tenant assigns this Lease to any party and such party or its successors or representatives causes termination or rejection of this Lease pursuant to applicable bankruptcy law, then, notwithstanding any such termination or rejection, Tenant (i) shall remain fully liable for the performance of all covenants, agreements, terms, provisions and conditions contained in this Lease, as though the assignment never occurred and (ii) shall, without in any way limiting the foregoing, in writing ratify the terms of this Lease, as same existed immediately prior to the termination or rejection.

F. No Consent Required. Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganizations; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Permitted Transfer nor any consideration payable to Landlord in connection therewith adversely affects any real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Permitted Transfer, or if it is not reasonably possible to deliver such notice at least thirty (30) days prior to the effective date of the Permitted Transfer, then within five (5) days following the effective date of the Permitted Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.F have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any reasonable amounts paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Article 15, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury suffered by any third party which occurs in the Premises, EVEN IF THE CLAIM IS CAUSED BY THE NEGLIGENCE OF ANY LANDLORD PARTY, BUT NOT TO THE EXTENT SUCH CLAIM IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LANDLORD PARTY. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, Affiliates, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any drainage or injury suffered by any third party which occurs in or on the Common Areas of the Property, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease, EVEN IF THE CLAIM IS CAUSED BY THE NEGLIGENCE OF ANY TENANT PARTY, BUT NOT TO THE EXTENT SUCH CLAIM IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY TENANT PARTY. This Article 13 shall survive the expiration or earlier termination of this Lease.

14. Insurance.

A. Tenant’s Insurance.

(1) Liability Insurance. Tenant shall procure and maintain at its own cost policies of commercial general public liability and property damage insurance with contractual liability coverage for the agreements of indemnity provided for under this Lease and a broad form general liability endorsement to afford protection which provides, on an occurrence basis, a minimum combined single limit of no less than $3,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy) insuring Landlord, the Landlord Parties and Tenant from all claims, demands or actions for injury to or death of any person or persons and for damage to property made by Tenant, its employees, agents, contractors, guests and invitees. The insurance shall be written by companies licensed to write insurance in the jurisdiction where the Property is located, provided such companies have a Best’s financial strength/financial size category minimum rating of “A-/VII” or better in the most recent edition of Best’s Insurance Report or as otherwise approved by Landlord and Tenant if such rating system shall be modified or discontinued and shall name Landlord and Landlord’s management agent (and, if requested by Landlord or any mortgagee, include any mortgagee) and their respective agents and employees as additional insureds. The aforesaid insurance policies shall provide that they shall not be subject to cancellation except after at least thirty (30) days’ prior written notice to Landlord and all such mortgagees (unless such cancellation is due to non-payment of premiums, in which event ten (10) days’ prior written notice shall be required). The original insurance policies (or certificates thereof satisfactory to Landlord), together with applicable endorsements (including, without limitation, an endorsement indicating the additional insureds) and satisfactory evidence of payment of the premium thereon, shall be deposited with Landlord prior to the commencement of the Term and renewals thereof not less than five (5) Business Days prior to the end of the term of each such coverage.

(2) Casualty Insurance. Tenant shall carry causes of loss — special form (formerly referred to as “all risk”) property insurance, including water damage, insuring its interest in the tenant improvements in the Premises (to the extent not covered by Landlord’s property insurance) and its interest in all its personal property and trade fixtures located on or within the Building (collectively, “Tenant’s Property”), including, without limitation, its office furniture, equipment and supplies, and all above building standard leasehold improvements.

(3) Increase in Coverage. Not more frequently than every 2 years, Landlord may, by notice to Tenant, require an increase in the above-described limits of coverage if, in the reasonable opinion of Landlord, the amount of liability insurance specified in this Article 14 is not reasonably adequate to maintain the level of insurance protection at least equal to the protection afforded on the date the Term commences. If Tenant fails to maintain and secure the insurance coverage required under this Article then Landlord shall have, in addition to all other remedies provided herein and by Law, the right, but not the obligation, to procure and maintain such insurance, the cost of which shall be due and payable to Landlord by Tenant within ten (10) business days after written demand.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $3,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof; and (3) such other insurance as Landlord reasonably deems necessary or desirable for the Property, which may include, without limitation, earthquake, terrorism, and environmental insurance coverage. The foregoing insurance and any other insurance carried by Landlord may be effected by self-insurance or a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

C. Increased Costs. Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises or the Building that will in any way increase the cost of fire insurance or other insurance on the Building. If any increase in the cost of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such cost is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and any such sum shall be considered additional Rent payable hereunder. Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building.

15. Mutual Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives any rights it may have against the other (including, but not limited to, a direct action for damages) on account of any loss or damage occasioned to Landlord or Tenant, as the case may be to their respective property, the Premises, its contents or to any other po1tion of the Building or the Property arising from any risk (without regard to the amount of coverage or the amount of deductible) covered by the causes of loss — special form full replacement cost property insurance required to be carried by Tenant and Landlord, respectively under Article 14 above, EVEN IF (i) SUCH LOSS OR DAMAGE IS CAUSED BY THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF THE RELEASED PARTY OR THE RELEASED PARTY’S DIRECTORS, EMPLOYEES, AGENTS OR INVITEES, OR (ii) THE RELEASED PARTY IS STRICTLY LIABLE FOR SUCH LOSS OR DAMAGE. The foregoing waiver shall be effective even if either or both parties fail to carry the insurance required by Article 14 above. If a party waiving rights under this Section is carrying a causes of loss -special form full replacement cost insurance policy in the promulgated form used in the State of Texas and an amendment to such promulgated form is passed, such amendment shall be deemed not a part of such promulgated form until it applies to the policy being carried by the waiving party. Without in any way limiting the foregoing waivers and to the extent permitted by applicable Law, the parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that Landlord or Tenant or their respective insurers may have against the other party or their respective officers, directors, employees, agents or invitees and all rights of their respective insurance companies based upon an assignment from its insured. Each party to this Lease agrees immediately to give to each such insurance company written notification of the terms of the mutual waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above; provided, however, that Landlord shall be entitled to terminate this Lease under this Section 16.A. only if Landlord simultaneously terminates the leases of all other tenants and occupants of the Building similarly affected by the fire or other casualty. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 60 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct Building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 180 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within I 0 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided that the first two (2) such failures during any consecutive twelve (12) month period during the Term shall not be an event of Monetary Default if Tenant pays the amount due within five (5) Business Days after Tenant’s receipt of written notice from Landlord that such payments were not made when due.

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 24 or 25 and such failure continues for a period of five (5) Business Days following Landlord’s written notice thereof to Tenant (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed an additional 30 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 30 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law.

F. Intentionally omitted.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord for the Property, including any lease or agreement for parking.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease;

(2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease;

(3) Remove and dispose of or store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4) Cure such event of default for Tenant at Tenant’s expense (plus a 10% administrative fee);

(5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement until such default is cured;

(6) Require all future Rent payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

(7) Apply any Security Deposit as permitted under this Lease; and/or

(8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result there from.

If Landlord terminates Tenant’s possession of the Premises under this Article 19, (i) Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises, (ii) Tenant shall have no further right to possession of the Premises and (iii) Landlord will have the right to relet the Premises or any part thereof on such terms as Landlord deems advisable. Further, upon Landlord’s termination of Tenant’s possession or this Lease under this Article 19, Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof. Tenant acknowledges that the provisions of this subsection of this Lease supersede the Texas Property Code. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN ANY APPLICABLE STATE STATUTE OR CASE LAW. TENANT KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO THE TERMS OF THIS LEASE AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION. LANDLORD IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 15% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) if Landlord terminates this Lease, all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at eight percent (8%) per annum.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date that is thirty (30) days after the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 15% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent; provided, however, Landlord shall not charge an administrative fee on the first two (2) late payments of Rent in any twelve (12) month period so long as Tenant makes such payments within five (5) Business Days after receipt of notice from Landlord of such failure. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

E. Landlord Defaults. Except as otherwise provided in this Lease and specifically subject to Sections 3.B and 20, if Landlord fails in the performance of any of Landlord’s obligations under this Lease and such failure continues for thirty (30) days after Landlord’s receipt of written notice thereof from Tenant (or an additional reasonable time after such receipt if (i) such failure cannot be cured within such thirty (30) day period, and (ii) Landlord commences curing such failure within such thirty (30) day period and thereafter diligently pursues the curing of such failure), then Tenant shall be entitled to exercise any remedies that Tenant may have at law or in equity.

20. Limitation of Liability.

A. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property, including, without limitation, all rents, security deposits, insurance proceeds, condemnation awards and proceeds from the sale, lease or other disposition of Landlord’s interest in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant is granted no contractual right of termination by this Lease, except to the extent and only to the extent set forth in Articles 16 and 17 above. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE.

B. UNLESS COVERED BY SECTION 13 ABOVE OR CAUSED BY LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND WITHOUT LIMITING THE PROVISIONS OF ARTICLE 15, LANDLORD SHALL NOT BE LIABLE TO TENANT FOR ANY CLAIMS, ACTIONS, DEMANDS, COSTS, EXPENSES, DAMAGE OR LIABILITY OF ANY KIND (i) arising out of the use, occupancy or enjoyment of the Premises by Tenant or any person therein or holding under Tenant or by or through the acts or omissions of any of their respective employees, officers, agents, invitees or contractors, (ii) caused by or arising out of fire, explosion, falling sheetrock, gas, electricity, water, rain, snow or dampness, or leaks in any part of the Premises, (iii) caused by or arising out of damage to the roof, pipes, appliances or plumbing works or any damage to or malfunction of heating, ventilation or air conditioning equipment, (iv) caused by tenants or any persons either in the Premises or elsewhere in the Building (other than Common Areas) or by occupants of property adjacent to the Building or Common Areas or (v) caused by any act, neglect or negligence of Tenant. In no event shall Landlord be liable to Tenant for any loss of or damage to property of Tenant or of others located in the Premises, the Building or any other part of the Property by reason of theft or burglary.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and is not in default hereunder beyond any applicable cure period, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties. Landlord represents and warrants to Tenant that no restrictive covenant or other recorded matter that affects the Premises prohibits the use of the Premises for the Permitted Use.

23. Relocation. Upon 120 days advance written notice to Tenant (the “Relocation Notice”), Landlord shall have the right to relocate Tenant to other space in the Building (the “Substitute Premises”) provided such other space is equal in size to or larger in size than the Premises and contains the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives the Relocation Notice and provided that the total monthly Base Rent for the Substitute Premises shall in no event exceed the total monthly Base Rent for the Premises prior to the relocation and Tenant’s Pro Rata Share for the Substitute Premises shall in no event exceed Tenant’s Pro Rata Share for the Premises prior to the relocation. Landlord shall pay all reasonable third party out-of-pocket expenses of any such relocation, including the expenses of moving and construction of improvements substantially similar to Landlord Work and other improvements installed with the written consent of Landlord and prior to the date of the Relocation Notice and the expense of installing and connecting Cable in the Substitute Premises in the manner and to the extent such Cable existed in the Premises prior to the relocation, subject to the condition that Landlord shall have the right to use all or any of Landlord Work and such other improvements (including Cable) in connection with the construction of the improvements in the Substitute Premises. In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions, except that the Substitute Premises shall be the Premises and an Exhibit A-1 showing the Substitute Premises shall be substituted for the Exhibit A-1 attached hereto. If requested by Landlord, Tenant shall execute an amendment to this Lease evidencing the foregoing.

24. Holding Over. If Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150%of the sum of the Base Rent and the OE Payment due for the period immediately preceding the holdover. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant as a result of Tenant’s holdover, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from Landlord or a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 10 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 10 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall be deemed to be Tenant’s acknowledgement that the items listed in the estoppel certificate are true. Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees. In addition, if, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with any attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay any reasonable attorney’s fees so incurred.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or one (I) business day after such notice is deposited with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Except as expressly provided herein, Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Other than equipment generally used for the Permitted Use (such as computers, copiers, and fax machines), Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. Surrender of Premises. All improvements to the Premises installed as Landlord Work or Alterations (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. Notwithstanding the foregoing, Landlord may, at any time prior to the expiration date of this Lease, or in the event of a termination of this Lease prior to the scheduled expiration date, within one (1) month after, or earlier termination of this Lease or Tenant’s right to possession of the Premises, require Tenant to remove any Leasehold Improvements at Tenant’s sole cost upon written notice delivered to Tenant no later than thirty (30) days prior to the then-scheduled expiration date, or within one (1) month after the earlier termination of this Lease or Tenant’s right of possession of the Premises, as applicable; provided, however, in no event shall Tenant be required to remove any Leasehold Improvements unless Landlord notified Tenant of such requirement at the time Landlord consented to such Leasehold Improvements. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted, together with all keys and parking and access cards. As used herein, the term “Tenant’s Removable Property” shall mean: (A) all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises; (B) any Leasehold Improvements that Landlord requires Tenant to remove; and (C) all Cable installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building. Tenant shall, at its sole cost and expense, repair any damage caused by such removal. If Tenant fails to remove any of Tenant’s Removable Property on or before the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises, or to perform any required repairs and restoration, (i) such property shall be deemed abandoned by Tenant, and title to such property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord, (ii) Landlord, at Tenant’s sole cost and expense, may remove such property (and repair any damage occasioned thereby) and dispose thereof, or store the same, and Tenant shall pay the cost of such removal, repair, or storage of such items within 5 days after demand from Landlord, and (iii) such failure shall be deemed a holding over by Tenant under Section 24 hereof until such failure is rectified by Tenant or Landlord.

30. Hazardous Materials. Tenant covenants and agrees that it shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept, or used in or about the Premises or Building by Tenant, its agents, employees, contractors or licensees. The foregoing covenant shall not extend to substances typically found or used in general office applications so long as (i) such substances and any equipment which generates such substances are maintained only in such quantities as are reasonably necessary for Tenant’s operations in the Premises, (ii) such substances are used strictly in accordance with the manufacturers’ instructions therefor, (iii) such substances are not disposed of in or about the Building in a manner which would constitute a release or discharge thereof, and (iv) all such substances and any equipment which generates such substances are removed from the Building by Tenant upon the expiration or earlier termination of this Lease. Any use, storage, generation, disposal, release or discharge by Tenant of Hazardous Materials in or about the Building as is permitted pursuant to this Article 30 shall be carried out in compliance with all applicable Laws.

Upon any violation of the foregoing covenants, Tenant shall be obligated, at Tenant’s sole cost, to clean-up and remove from the Building all Hazardous Materials introduced into the Building by Tenant or Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors. Such clean-up and removal shall include all testing and investigation required by any governmental authorities having jurisdiction and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. All such clean-up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction. Landlord’s right of entry pursuant to Article 10 above shall include the right to enter and inspect the Premises for violations of Tenant’s covenants herein.

Tenant shall indemnify, defend and hold harmless Landlord and the Landlord Parties from and against any and all claims, liabilities, losses, actions, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by such indemnified persons, or any of them, as the result of (i) the introduction into or about the Building by Tenant, or any of Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors, of any Hazardous Materials, (ii) the usage, storage, maintenance, generation, disposition or disposal by Tenant, or any of Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors, of Hazardous Materials in or about the Building, (iii) the discharge or release in or about the Building by Tenant, or any of Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors, of any Hazardous Materials, (iv) any injury to or death of persons or damage to or destruction of property resulting from the use, introduction, maintenance, storage, generation. disposal, disposition, release or discharge by Tenant, or any of Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors, of Hazardous Materials in or about the Building, and (v) any failure of Tenant, or any of Tenant’s employees, agents, contractors, licensees, subtenants, assigns, and vendors, to observe the foregoing covenants of this Article.

Upon any violation of the foregoing covenants, Landlord shall be entitled to exercise all remedies available to a landlord against a defaulting tenant, including but not limited to those set forth in Article 19 above. Without limiting the generality of the foregoing, Tenant expressly agrees that upon any such violation Landlord may, at its option, (i) immediately terminate this Lease or (ii) continue this Lease in effect until compliance by Tenant with its clean-up and removal covenant notwithstanding any earlier expiration date of the Term of this Lease. No action by Landlord hereunder shall impair the obligations of Tenant pursuant to this Article.

Landlord covenants and agrees that it shall not cause or permit any Hazardous Material to be brought upon, kept, or used in or about the Premises or the Building by Landlord or its agents, employees or contractors in violation of applicable Law. Landlord shall be responsible for removing any Hazardous Material brought upon, kept, or used in or about the Premises or the Building by Landlord or its agents, employees or contractors in violation of applicable Law, at no additional cost to Tenant. To Landlord’s actual knowledge, as of the date of this Lease, there are no Hazardous Materials in the Premises in violation of applicable Laws.

As used in this subsection, “Hazardous Materials” is used in its broadest sense and shall include any petroleum based products, pesticides, paints and solvents, polychlorinated biphenyl, lead, cyanide, DDT, acids, ammonium compounds and other chemical products and any substance or material defined or designated as hazardous or toxic, or other similar term; by any federal, state or local environmental statute, regulation, or ordinance affecting the Premises or Building presently in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time, including but not limited to the following statutes: Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq.; Clean Air Act, 42 U.S.C. §§7401-7626; Water Pollution Control Act (Clean Water Act of 1977), 33 U.S.C. §1251 et seq.; Insecticide, Fungicide, and Rodenticide Act (Pesticide Act of 1987), 7 U.S.C. §135 et seq.; Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; Safe Drinking Water Act, 42 U.S.C. §300(f) et seq.; National Environmental Policy Act (NEPA) 42 U.S.C. §4321 et seq.; Refuse Act of 1899, 33 U.S.C. §407 et seq. Tenant acknowledges that incorporation of any material containing asbestos into the Premises is absolutely prohibited. Tenant agrees, represents and warrants that it shall not incorporate or permit or suffer to be incorporated any material containing asbestos into the Premises.

31. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations provided such successor in interest assumes in writing all obligations of Landlord hereunder from and after the date of such transfer.

E. Brokers. Landlord and Tenant each represent that it has dealt directly with and only with Stream Realty Partners — Austin, L.P., representing Landlord, and Skyles Bayne, representing Tenant (whose commissions shall be paid by Landlord pursuant to separate written agreements) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKERS SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, wan-ants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, wan-ants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that the obligations under Articles 4, 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against Landlord until an original copy of this Lease has been signed by Landlord and delivered to Tenant.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

L. Method of Calculation. Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and additional Rent payments by Tenant (including without limitation, Article 4 of this Lease) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

M. WAIVER OF CONSUMER RIGHTS. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

N. ERISA. Tenant represents to Landlord that either (a) Tenant is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity that is deemed to hold “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 of any such employee benefit plan or (b) the entering into this Lease will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

O. Anti-Terrorism Representations. Tenant is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”). To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property. Tenant will not, during the Term of this Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property. Tenant’s breach of any representation or covenant set forth in this Section shall constitute a breach of this Lease by Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

P. Waiver of Trial by Jury. TENANT AND LANDLORD HEREBY KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM, BROUGHT BY ONE PARTY AGAINST THE OTHER OR ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT CREATED HEREBY, THE TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE. THE PARTIES ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER.

Q. Lease Not a Construction Contract. Landlord and Tenant acknowledge and agree that this Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

R. Tenant’s Signage. Landlord shall provide, at no additional cost to Tenant, a Building standard suite identification sign adjacent to the entry to the Premises. In addition, Landlord shall add, at Landlord’s sole cost and expense, Tenant’s name to the Building directory located in the lobby of the Building within ten (10) days following the Commencement Date.

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company

By:	MIG Real Estate, LLC, a Delaware limited liability company, its Manager

	By:	MIG Real Estate Services, LLC, a Delaware limited liability company Its Agent

By:	/s/ Dave Patty
Name:	Dave Patty
Title:	Authorized Officer

Effective Date: November 24, 2014

TENANT:

AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation

By:	/s/ David G. Lowe
Name:	David G. Lowe
Title:	President & CEO

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT A-2

LEGAL DESCRIPTION OF PROPERTY

Building “A”, Unit No. One (!), BARTON OAKS PLAZA CONDOMINIUM, a condominium project in Travis County, Texas, according to the Second Amended and Restated Declaration of Condominium for Barton Oaks Plaza Condominium and amendments thereto, recorded in Volume 12236, Page 567, of the Real Property Records of Travis County, Texas, together with an exclusive right to the limited common elements (as defined in the Declaration) to Building “A”, including a 3 level parking garage, as indicated on the Plat (Exhibit “C” of the Declaration) and an undivided interest in and to the general common elements appurtenant thereto.

A-2

EXHIBIT B

RULES AND REGULATIONS

1. Sidewalks, halls, passageways, exits, entrances, elevators, escalators, stairways, and other common areas shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building, including its tenants and occupants. Nothing shall be swept or thrown into the corridors, halls, elevators or stairways.

2. No sign, placard, picture, name, advertisement or notice (a “Sign”) visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or displayed by Tenant without the prior written consent of Landlord. Absent any such consent, Landlord shall have the right to remove any Sign without notice to and at the expense of Tenant. Any such consent shall be deemed to relate to only the particular Sign so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the prior written consent of Landlord with respect to any other Sign. All approved Signs or lettering on doors and walls shall be inscribed, painted, affixed, installed, printed or otherwise displayed, at the expense of Tenant, by a person approved by Landlord and in a manner or style acceptable to Landlord.

3. No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be installed or used in connection with any window or door of the Premises without the prior written consent of Landlord, except for normal and customary interior decorations to the Premises not visible from the exterior of the Building. In any event, any such items shall be installed so as to face the interior surface of the standard window treatment established by Landlord and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the windowsills or any terraces so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from the outside the Premises. No sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall be covered or obstructed by Tenant without the prior written consent of Landlord.

4. Tenant shall not employ or permit any person(s) other than the janitorial contractor of the Landlord to clean the Premises without the prior written consent of Landlord. In the event of any permitted person being employed by Tenant to do janitorial work, while in the Building and outside of the Premises such person(s) shall be subject to the control and direction of the Building’s management office (not as an agent or servant of Landlord); however, Tenant shall in all cases be responsible for the acts of such person(s).

5. Tenant and its employees, upon daily departure, shall cause (a) the doors of the Premises to be securely locked, and (b) to the extent practical shut off all faucets, valves and other control apparatuses to water and other resources, so as to prevent waste or damage. With the exception of permitting ingress and egress to the Building, Tenant shall keep doors(s) to the Building’s corridors on multi-tenant floors of the Building closed at all times.

6. Tenant shall not waste electricity, water, heating, air-conditioning or any other resources and shall cooperate fully with Landlord to assure the most effective utilization of such Building resources. Tenant shall not attempt to adjust any Building resource controls other than any thermostats specifically installed for Tenant’s use. No heating, air-conditioning unit or other similar apparatus shall be installed or used by Tenant without the prior written consent of Landlord.

7. Tenant shall not alter any lock or access device, nor shall Tenant install any new or additional lock, access device or bolt on any door of the Premises without the prior written consent of Landlord. In the event of any permitted installation, Tenant shall in each case furnish Landlord with a key for any such lock or device.

8. Landlord shall furnish Tenant, at no cost to Tenant, one (I) key to the Premises for each employee who will work primarily at the Premises as of the Commencement Date. Tenant shall pay a reasonable charge for any additional keys furnished by Landlord. Any card-keys issued by Landlord may upon such issuance require payment of a refundable deposit in an amount reasonably determined from time to time by Landlord. Tenant shall not make or have made copies of any keys or card-keys furnished by Landlord. Tenant shall, upon the expiration or sooner termination of its tenancy, deliver to Landlord all of such keys and card-keys, together with any of the keys relating to the Premises including, but not limited to, all keys to any vaults or safes which remain on the Premises. In the event of the loss of any keys furnished by Landlord to Tenant, Tenant shall pay Landlord (a) the cost thereof (less any deposit paid by Tenant) or (b) the cost of changing the subject lock(s) or access device(s) if Landlord deems it necessary to make such change.

9. The toilet rooms, toilets, urinals, washbowls, plumbing fixtures and any other Building apparatus shall not be used for any purpose other than that for which they were constructed; and no foreign substance of any kind shall be thrown therein. Any loss, cost or expense relating to any breakage, stoppage or damage resulting from any violation of this rule by Tenant shall be borne by Tenant.

10. Tenant shall not permit any cooking on the Premises (except that private, non commercial use by Tenant and its employees of Underwriters’ Laboratory-approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages, and for the heating of foods, shall be permitted; provided that such equipment is used in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations). The Premises shall not be used for lodging or sleeping purposes. If the Premises becomes infested with vermin or pests, Tenant, at its sole cost and expense, shall have such pests exterminated by Landlord approved exterminators.

11. All tenants will refer any contractors, contractor’s representatives and installation technicians rendering any services to them to Landlord for Landlord’s supervision and approval prior to commencement of any work.

12. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior of the Building. Tenant shall not interfere with any radio or television broadcast or reception from within the Building.

13. The freight elevator shall be available for use by Tenant, subject to reasonable scheduling by Landlord. No furniture, freight, equipment, materials, supplies, packages, merchandise or other property shall be received in the Building or carried up or down the elevators, except between such hours and in such elevators designated by Landlord. Any deliveries, removals or relocations of large, bulky or voluminous items, such as furniture, office machinery and equipment, etc., can only be made after obtaining approval from the Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall indemnify and hold Landlord harmless against claims of damage to articles moved and injury to persons engaged in such movement on behalf of Tenant, including without limitation, damages and injury to equipment, property and personnel of Landlord resulting from Tenant’s or its agent’s, contractor’s or employee’s acts in connection with such delivery, removal or relocation. All damages done to the Building by the installation or removal of any of Tenant’s property shall be repaired at the expense of Tenant.

14. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot the floor was designed to carry, or any load allowed by law. Landlord shall have the right to prescribe the weight, size and position of safes, any library or other shelving, furniture or other heavy equipment brought into the Building, and Tenant shall bear the reasonable fees of any structural engineer hired by Landlord in connection therewith. Safes or other heavy objects shall, if considered necessary to Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord shall not be responsible for loss of or damage to any such safes or other heavy objects for any cause; all damages done to the Building by moving or maintaining of any such items shall be repaired at the expense of Tenant.

15. No machinery other than the kind considered usual and standard for general office use shall be operated by any tenant in its leased area without the prior written consent of Landlord. Business machines or mechanical equipment of Tenant, which causes noise or vibration that may be transmitted to the structure of the Building or any space therein to such a degree objectionable to Landlord or any other tenants or occupants of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration. Tenant shall bear the reasonable fees of any acoustical or structural engineer hired by Landlord in connection therewith.

16. Tenant shall not mark, drive nails or screws, or drill into the partitions, ceilings or floors of the Premises or in any way deface the Premises except for normal and customary interior decorations.

17. Tenant shall not install, maintain or operate on the Premises any vending machine without the prior written consent of Landlord.

18. No animals (other than those assisting the handicapped), including reptiles, birds, fish (or aquariums), or other non-human, non-plant living things or organic Christmas decor of any kind shall be allowed in the Building.

19. There shall not be used in the Building any hand trucks, except those equipped with rubber tires and side guards, or any other material handling equipment, except as approved in advance in writing by Landlord. No scooters, roller skates, roller blades, bicycles, and no other vehicles of any kind shall be brought into and operated within the Building. Bicycles and vehicles may only be parked in areas designated for such purpose.

20. Tenant shall store all of its trash and garbage within the interior of the Premises. No materials shall be placed in the Building’s trash boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner, or if such an act would violate any law or ordinance governing such removal and disposal.

21. Canvassing, soliciting, distributing of handbills or any other written material, and peddling in the Building are prohibited; Tenant shall cooperate to prevent such activity. Tenant shall not engage in office-to-office solicitation of business from other tenants or occupants of the Building.

22. Landlord reserves the right to exclude or to expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of these Rules and Regulations.

23. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No firearms or weapons of any kind are allowed within the Premises or the Building.

24. No tenant shall invite to its premises, or permit the visit of, persons in such numbers or under such conditions to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators, and other facilities of the Building by other tenants.

25. Landlord will not be responsible for lost or stolen personal property, money or jewelry from any tenant’s Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not, except as may be otherwise set forth in the Lease. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage by taking necessary steps including, but not limited to, keeping doors locked and other means of entry to the Premises closed.

26. Any additional or special requirements of Tenant shall be attended to only upon application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of the regular duties unless under special instructions from Landlord. No such employees shall admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

27. Landlord may waive any of these Rules and Regulations for the benefit of any particular tenant or occupant of the Building in any particular instance; however, no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations with respect to any other tenant or occupant thereof. Any revised rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

These Rules and Regulations including the addendum attached hereto are provided as a general guideline. Please refer to your Lease Agreement for info1mation specific to your tenancy.

ADDENDUM TO BUILDING RULES AND REGULATIONS

THIS ADDENDUM is attached to and made part of the Rules and Regulations for the Building known as Barton Oaks Plaza One, Austin, Texas.

1. Tenant shall provide Landlord with a list of all personnel authorized to enter the Building after hours (6:00 p.m. to 8:00 a.m., Monday through Friday and 24 hours a day on weekends and holidays) upon Landlord’s written request.

2. Anyone entering or leaving the Building after hours must show proper identification if requested.

3. Any air conditioning/heating required during the periods of 6:00 p.m. to 8:00 a.m. Monday through Friday, 1:00 p.m. to midnight Saturday (unless otherwise stipulated in the Lease), and 24 hours a day Sundays and holidays, shall be accessed by Tenant using the Building’s computerized system for such overtime services. Tenant shall be charged the prevailing hourly rate (with a two hour minimum charge) for such additional heating or air conditioning in accordance with the terms of the Lease.

4. Tenant representative must be present on-site and oversee any furniture or equipment being removed from the Building. On-site security will be able to assist but will not be responsible for any negligence by Tenant.

5. Use of the elevator for furniture is limited to after hours on weekdays and on weekends and must be coordinated with the Property Management and Building Security to give better assistance.

6. Names to be placed on or removed from the Directory in the lobby of the Building should be furnished to the Property Management Office in writing on Tenant’s letterhead.

7. Tenant shall not use the Premises or permit the Premises to be used for photographic or multigraph reproductions, except in connection with its own business.

8. Tenant shall place solid pads under all rolling chairs such as may be used at desks or tables. Any damages caused to carpet by not having it shall be repaired or replaced at the expense of the Tenant.

9. Tenant shall have Building standard signage on the directory in the lobby and door signage at the front door of the Premises at no additional cost to Tenant.

EXHIBIT C

COMMENCEMENT LETTER

Re:	Office Lease dated as of , 20 (the “Lease”) between BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company (“Landlord”) and AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation (“Tenant”) for the Premises, the Rentable Square Footage of which is 5,771 located on the second (2nd) floor of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

1.	Landlord has fully completed all Landlord Work required under the terms of the Lease.

2.	Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

3.	The Commencement Date of the Lease is , 20 .

4.	The Expiration Date of the Lease is the last day of , 20 .

5.	Tenant’s Address at the Premises after the Commencement Date is:

Aeglea Development Company, Inc.

Barton Oaks Plaza One, Suite 250

901 MoPac Expressway South

Austin, Texas 78746

Attention:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

[Signature page follows]

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EXECUTED as of             , 2014

LANDLORD:

BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company

By:	MIG Real Estate, LLC, a Delaware limited liability company, its Manager

	By:	MIG Real Estate Services, LLC, a Delaware limited liability company Its Agent

By:
Name:
Title:

TENANT:

AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT D

WORK LETTER

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company, as Landlord, and AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation, as Tenant. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1. Approved Construction Documents.

(a) Tenant’s Information. Within 10 days after the Effective Date of this Lease, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(b) Construction Documents. Following Landlord’s execution of the Lease and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(c) Approved Construction Documents. Within 7 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 7 Business Days after receipt. If Tenant fails to request changes within such 7 Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.” By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2. Pricing and Bids. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with approved general contractors in accordance with the Approved Construction Documents and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 7 Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such 7 Business Day period, the estimates will be deemed approved by Tenant and Landlord will be permitted to make a selection from such approved estimates.

3. Landlord’s Contributions. Landlord will provide a construction allowance not to exceed $69,252.00, such amount calculated at the rate of Twelve and Noll 00 Dollars ($12.00) per Rentable Square Foot of the Premises (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all Building equipment for the Premises (including any submeters and other above Building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Premises if required by applicable Law shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. In addition, Landlord will provide a test fit allowance of up to $577.10 (the “Test Fit Allowance”) toward the cost incurred by Tenant for the preparation of floor plans for the Premises. Landlord will pay the preparer of such floor plan for such costs (up to the amount of the Test Fit Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. Tenant acknowledges that an asbestos survey may be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning, if applicable. If the actual cost of the Landlord Work is less than the Construction Allowance, up to $11,542.00 of such remaining amount (calculated at a rate of Two and No/I 00 Dollars ($2.00) per Rentable Square Foot of the Premises (the “Permitted Additional Cost Allowance”) may be used for the following costs: (i) actual out-of-pocket move related expenses paid by Tenant to unrelated third parties, and (ii) purchase and installation of telephone and data cabling (such costs, “Permitted Additional Costs”). Following the Commencement Date, Landlord will reimburse Tenant for the Permitted Additional Costs (to the extent of any remaining Permitted Additional Cost Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. The Construction Allowance, including any Permitted Additional Cost Allowance, made available to Tenant under this Work Letter must be utilized for its intended purpose within six (6) months of the Commencement Date or be forfeited with no further obligation on the part of Landlord.

4. Construction.

(a) General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents and all applicable Laws. In the event of any defects in the Landlord Work reported in writing to Landlord within I 80 days after the Commencement Date, Landlord shall remedy the same (or cause such defect to be remedied) as soon as reasonably practicable. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. The terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work. Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(b) Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed and a certificate of occupancy has been issued for the Premises Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion by the Estimated Commencement Date for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the Commencement Date. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-Building standard equipment or materials (provided Landlord gives written notice to Tenant at the time of Tenant’s selection of such non-Building standard equipment or materials that such equipment or materials will delay Substantial Completion of the Landlord Work); (iii) changes requested or made by Tenant to the Approved Construction Documents; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5. Costs.

(a) Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 business days of receipt of Landlord’s written demand, together with documentation supporting such Cost Overrun. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 business days of receipt of Landlord’s written demand, together with documentation supporting such Cost Overrun. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease if such failure continues for five (5) days following Tenant’s receipt of Landlord’s written notice of such failure.

(b) Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 5% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Landlord, at its option, may withhold such construction management fee from the Construction Allowance. Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6. Acceptance. Subject to Section 3.B of the Lease, by taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing and latent defects in the Landlord Work reported in writing to Landlord within 180 days after the Commencement Date); and (iii) both the Building and the Premises are satisfactory in all respects.

7. Applicability of Exhibit. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT E

PARKING AGREEMENT

This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between BARTON OAKS OFFICE CENTER, LLC, a Delaware limited liability company, as Landlord, and AEGLEA DEVELOPMENT COMPANY, INC., a Delaware corporation, as Tenant. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.

1. As of the Commencement Date of the Lease, Landlord shall provide to Tenant on an unreserved and non-exclusive basis the number of parking spaces equal to the ratio of 3.3 parking spaces per 1,000 Rentable Square Foot of the Premises in parking facilities which Landlord provides for the use of tenants and occupants of the Building (the “Parking Facilities”).

2. The rent for such parking spaces shall be the rate from time to time designated by Landlord as standard for the Building provided that during the initial Term of the Lease, the monthly rate for each unreserved parking space shall be $0.00.

3. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations, and Tenant shall comply with all such rules and regulations, provided such rules and regulations will not be enforced in a discriminatory manner against Tenant. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

4. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or ifrequired by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement, except in connection with a Permitted Transfer or a Transfer consented to by Landlord pursuant to Article 11 of the Lease.

5. Tenant’s failure to comply with any provision of this Agreement shall constitute an event of default under the Lease if such failure continues for thirty (30) days following Landlord’s written notice thereof to Tenant. In addition to any rights or remedies available to Landlord in the event of a default under the Lease, Landlord shall have the right to remove any offending vehicles from the Parking Facilities at the car owner’s expense and terminate the right of any offending parker to use the Parking Facilities.

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